Exhibit 99.1

The Mosaic Company 12800 Whitewater Drive Minnetonka, Minnesota 55343 www.mosaicco.com	Tel 800-918-8270 Fax 952-984-0034

Press Release

MEDIA CONTACT:	Linda Thrasher, 952.984.0350

INVESTOR CONTACT:	Douglas Hoadley, 952.984.0234

THE MOSAIC COMPANY REPORTS

FISCAL 2005 SECOND QUARTER PRELIMINARY RESULTS

•	Loss of $0.05 per share includes pre-business combination results of Cargill Crop Nutrition; partial quarter only for acquired IMC Global Inc.
•	Results adversely affected by combination charges, pre-combination hurricane-related costs of Cargill Crop Nutrition, foreign exchange losses; underlying business fundamentals solid.
•	Since late-quarter launch date, merger integration on track; annual synergy savings potential of at least $145 million.
•	Potash results and outlook are strong.
•	Significant phosphate opportunities identified.
•	Bond consent solicitation successfully completed.

MINNETONKA, MN, January 6, 2005 – The Mosaic Company (NYSE: MOS) today reported preliminary results for its fiscal second quarter ended November 30, 2004. As a result of the business combination between Cargill Crop Nutrition and IMC Global Inc. (IMC), results include a full quarter of operations from the former Cargill Crop Nutrition but only 39 days of operations from the former IMC.

According to Fredric W. “Fritz” Corrigan, Chief Executive Officer and President of Mosaic, “The reported quarterly earnings reflect a unique period. Because the merger of Cargill Crop Nutrition and IMC occurred late in the second quarter, Mosaic’s new management team began operating the combined business with only 39 days left in the quarter.” Reporting rules required inclusion of the Cargill Crop Nutrition results for the entire quarter but IMC results only for the last 39 days, and also required substantial adjustments to reported operating results because of the combination.

“Business combination expenses and the unprecedented impact of three hurricanes converging over the company’s Florida facilities prior to the closing of the transaction also adversely affected reported earnings,” added Mr. Corrigan. “However, underlying operating results since the merger are about as expected, and we are on track to begin capturing the previously announced annual synergies of $145 million within three years.”

Corrigan noted that “Potash operating results were very positive and the outlook for the Potash business remains strong. Since the combination, we have identified additional opportunities in the Phosphates business which we are working aggressively to capture in the timelines that we have outlined.”

Mosaic’s net sales for the second quarter were $1.1 billion compared to $0.7 billion a year ago. The company incurred a net loss of $15.5 million, or after preferred stock dividends, $16.6 million or $0.05 per common share, compared to net income of $19.2 million or $0.08 per common share for the prior year period. The year ago comparisons include only financial data for Cargill Crop Nutrition and do not include IMC.

Additional cost of goods sold of $30 million was recorded for post-combination purchase accounting adjustments related to valuing IMC’s inventory at fair market value at the date of the combination. The entire impact from recording IMC’s inventory at fair market value was recognized in the quarter as the related inventory was sold. Costs related to the three hurricanes that affected Cargill Crop Nutrition’s Florida phosphate operations prior to the combination totaled approximately $30 million, consisting of expenses related to lost production, plant repairs and establishing an environmental reserve. Non-cash foreign currency losses were $22 million in the period primarily as a result of the strengthening of the Canadian dollar against the U.S. dollar.

Selling, general and administrative (SG&A) costs were $45.4 million, an increase of $20.6 million compared with Cargill Crop Nutrition a year ago. A majority of the increase resulted from the inclusion of SG&A from the former IMC entities as well as various merger-related expenses.

Mosaic successfully completed its bond consent solicitation process in early January. By offering Mosaic guarantees on IMC’s long-term notes, Mosaic will receive relief from certain restrictive debt covenants which will facilitate synergy capture within the expected timetable.

Mosaic Potash

The Mosaic Potash segment second quarter net sales were $139 million, or about 13% of total net sales, reflecting 39 days of sales of the former IMC potash business. Operating earnings were $23 million during the 39-day period, including the negative impact of approximately $24 million due to inventory fair value adjustments in purchase accounting related to the combination that were recognized in the period as the related inventory was sold. The average sales price of potash was $100 per short ton and Mosaic sold approximately 1.0 million short tons of potash during the 39-day period.

Mosaic Phosphates

The Mosaic Phosphates segment reported second quarter net sales of $490 million, or about 45% of total net sales. The total volume for Phosphates was 1.7 million short tons. Operating losses were $24.8 million due primarily to purchase accounting adjustments related to the revaluation of inventory and the increased costs resulting from the three hurricanes that affected Cargill Crop Nutrition’s Florida operations prior to the completion of the transaction with IMC. The adverse impact of purchase accounting, which included inventory fair value adjustments, was about $7 million and the pre-combination hurricanes’ total cost impact was approximately $30 million recorded in the period.

Phosphate margins were negatively affected by raw material costs which were significantly higher than a year ago, especially for ammonia which traded at near record highs. Additionally, Mosaic recorded a $5.0 million asset write-off for Cargill Crop Nutrition’s Riverview GTSP plant which was closed prior to the merger.

The average sales price for DAP was $202 per short ton for the second quarter compared with $156 per short ton for the same period a year ago.

Mosaic Nitrogen

The Mosaic Nitrogen segment second quarter net sales were $51 million, a decrease of 27% compared with a year ago due to lower volumes sold. Nitrogen’s operating earnings were $3.8 million, an increase of 27% compared with last year, mainly due to higher sales prices.

Mosaic Offshore

The Mosaic Offshore segment second quarter net sales were $450 million or about 42% of total net sales. Net sales increased 26% compared with a year ago, mainly due to higher sales prices. The total volume sold was 2.5 million short tons, resulting in operating earnings of approximately $17 million, a decrease of 19% versus the prior year. SG&A costs, which included additional merger-related expenses, increased 49% compared with a year ago.

Observation and Outlook

Mr. Corrigan stated, “Our potash business demonstrated outstanding performance with good volumes, high prices and effective execution during the second quarter. Potash export demand in Asia and other parts of the world continues to be strong. Canadian producers are exporting record potash volumes for the 2004/05 fertilizer year, and Canadian potash exports are expected to increase by more than 15%. Producers have struggled to meet the high demand and potash inventories are at record lows.”

Mr. Corrigan further stated, “An encouraging sign for the phosphates industry is the continued high level of DAP prices. Phosphate margins have been good but not excellent by historical standards, in part due to record high ammonia prices. Recently, however, ammonia prices have started to decline, including prices for the first half of January which are $100 per metric ton lower compared to prices as recent as 30 days ago. Phosphate volumes are expected to be lower in January due to the temporary shutdown of Mosaic’s Green Bay, Florida plant and the unscheduled partial shutdown at the New Wales plant for maintenance and repairs.”

“We believe there will be a strong domestic and international market this spring season, and Mosaic intends to firmly establish itself as the leader in the phosphate industry.” Mr. Corrigan stated. “Since the closing of the merger, Mosaic has identified more opportunities than we expected,” said Mr. Corrigan. “Our main focus will be to reduce mining and plant operating costs and relentlessly pursue all possible synergies resulting from this powerful combination.”

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source for phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets and raw material markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

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The Mosaic Company	Consolidated Statement of Operations (in millions except per share amounts) (unaudited)

	Three months ended November 30,		Six months ended November 30,
	2004	2003	2004	2003
Net sales	$1,077.7	$664.4	$1,802.5	$1,211.8
Cost of goods sold	1,016.5	617.2	1,659.1	1,134.8

Gross margins	61.2	47.2	143.4	77.0
Selling, general and administrative expenses	45.4	24.8	76.4	46.6
Other operating (income) expense, net	3.5	(0.1)	(2.3)	(0.3)

Operating earnings	12.3	22.5	69.3	30.7
Interest expense	25.0	7.4	32.6	15.7
Foreign currency transaction loss	21.6	1.4	23.2	1.4
Other (income) expense, net	(2.9)	0.3	(3.2)	(0.7)

Earnings (loss) from consolidated companies before income taxes	(31.4)	13.4	16.7	14.3
Provision (benefit) for income taxes	(0.8)	4.5	12.8	4.0

Net earnings (loss) of consolidated companies	(30.6)	8.9	3.9	10.3
Equity in earnings of nonconsolidated companies	15.8	11.0	25.6	16.1
Minority interests in earnings of consolidated companies	(0.7)	(0.7)	(1.9)	(1.6)

Net earnings (loss) before the cumulative effect of a change in accounting principle	(15.5)	19.2	27.6	24.8
Cumulative effect of a change in accounting principle	—	—	(2.0)	—

Net earnings (loss)	$(15.5)	$19.2	$25.6	$24.8

Net earnings (loss) available to common shareholders:
Net earnings (loss) before the cumulative effect of a change in accounting principle, net of tax	$(15.5)	$19.2	$27.6	$24.8
Preferred stock dividend	(1.1)	—	(1.1)	—

	$(16.6)	$19.2	$26.5	$24.8

Diluted earnings (loss) per share:
Net earnings (loss) before the cumulative effect of a change in accounting principle	$(0.05)	$0.08	$0.10	$0.10
Cumulative effect of a change in accounting principle, net of tax	—	—	(0.01)	—

Diluted earnings (loss) per share	$(0.05)	$0.08	$0.09	$0.10

Weighted average number of shares outstanding	304.7	250.6	277.9	250.6

The Mosaic Company	Consolidated Financial Highlights (dollars in millions) (unaudited)

	Three months ended November 30,		Favorable/ (Unfavorable)			Six months ended November 30,		Favorable/ (Unfavorable)
	2004	2003	Amount	%		2004	2003	Amount	%
Net sales:
Phosphates	$489.5	$296.3	$193.2	65%		$853.0	$581.9	$271.1	47%
Potash	138.8	13.6	125.2	n/m		144.7	21.0	123.7	n/m
Nitrogen	51.1	70.4	(19.3)	(27%	)	109.4	94.2	15.2	16%
Offshore	450.4	356.8	93.6	26%		812.6	669.8	142.8	21%
Corporate/Other (a)	(52.1)	(72.7)	20.6	28%		(117.2)	(155.1)	37.9	24%

	$1,077.7	$664.4	$413.3	62%		$1,802.5	$1,211.8	$590.7	49%

Gross margins:
Phosphates	$(7.6)	$9.2	$(16.8)	n/m		$27.3	$11.0	$16.3	n/m
Potash	26.6	0.5	26.1	n/m		26.9	0.7	26.2	n/m
Nitrogen	4.9	4.2	0.7	17%		8.9	6.2	2.7	44%
Offshore	37.3	34.2	3.1	9%		80.6	59.6	21.0	35%
Corporate/Other (a)	—	(0.9)	0.9	100%		(0.3)	(0.5)	0.2	40%

	$61.2	$47.2	$14.0	30%		$143.4	$77.0	$66.4	86%

Operating earnings (loss):
Phosphates	$(24.8)	$0.3	$(25.1)	n/m		$5.5	$(6.4)	$11.9	n/m
Potash	23.4	0.3	23.1	n/m		23.6	0.2	23.4	n/m
Nitrogen	3.8	3.0	0.8	27%		6.9	4.2	2.7	64%
Offshore	16.6	20.5	(3.9)	(19%	)	40.2	34.3	5.9	17%
Corporate/Other (a)	(6.7)	(1.6)	(5.1)	n/m		(6.9)	(1.6)	(5.3)	n/m

	$12.3	$22.5	$(10.2)	(45%	)	$69.3	$30.7	$38.6	n/m

(a)	Includes elimination of intercompany sales.

n/m—Not meaningful

The Mosaic Company	Key Statistics (unaudited)

	Three months ended November 30,		Favorable/ (Unfavorable)		Six months ended November 30,		Favorable/ (Unfavorable)
	2004	2003	Amount	%	2004	2003	Amount	%
Sales volumes (000 short tons) (a):

Phosphates (b)	1,739	1,483	256	17%	3,288	2,996	292	10%
Potash	998	—	998	100%	998	—	998	100%
Nitrogen	241	312	(71)	(23%)	522	465	57	12%
Offshore	2,520	2,582	(62)	(2%)	4,787	4,848	(61)	(1%)

Average price per short ton (c):

DAP	$202	$156	$46	30%	$195	$155	$40	26%
Potash	$100	$—	$100	100%	$—	$—	$—	—

(a)	Sales volumes include tons sold captively. Phosphates volumes represent dry product tons, primarily DAP.

(b)	Includes captive sales tons to Offshore of 226 and 264 for the three months ended November 30, 2004 and 2003, respectively, and 636 and 972 for the six months ended November 30, 2004 and 2003, respectively.

(c)	FOB plant/mine.